Exhibit (a)(5)(E)

Yext, Inc. Announces Final Results of Modified Dutch Auction Tender Offer

NEW YORK, March 20, 2026 — (BUSINESS WIRE) — Yext, Inc. (NYSE: YEXT) (“Yext”), the leading digital presence platform for multi-location brands, today announced the final results of its “modified Dutch Auction” tender offer for shares of its common stock, which expired at 5:00 p.m., New York City time, on March 18, 2026.

Based on the final count by Broadridge Corporate Issuer Solutions, LLC, the depositary for the tender offer, a total of 62,965,247 shares of Yext’s common stock, par value $0.001 per share (each share of Yext’s common stock, a “Share,” and collectively, “Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $5.75 per Share, including 17,772,669 shares that were tendered by notice of guaranteed delivery.

Yext has accepted for purchase a total of 24,347,826 Shares through the tender offer at a price of $5.75 per Share, for an aggregate cost of $139,999,999.50, excluding fees and expenses relating to the tender offer. Yext accepted the Shares on a pro rata basis, except for tenders of “odd lots,” which were accepted in full, and conditional tenders that were automatically regarded as withdrawn because the condition of the tender has not been met, and has been informed by the Depositary that the final proration factor for the Offer is approximately 38.5%. The total of 24,347,826 Shares that Yext has accepted for purchase represents approximately 19.7% of the total number of Shares outstanding as of March 19, 2026.

BofA Securities, Inc. acts as dealer manager for the tender offer and D.F. King & Co., Inc. acts as information agent for the tender offer. Yext stockholders who have questions or would like additional information about the tender offer may contact D.F. King & Co., Inc., toll-free at (800) 967-4614; banks and brokers may call BofA Securities, Inc. at (646) 855-6770.

About Yext, Inc.

Yext is the leading digital presence platform for multi-location brands, with thousands of customers worldwide. With one central platform, brands can seamlessly deliver consistent, accurate, and engaging experiences and meaningfully connect with customers anywhere in the digital world. Yext’s AI and machine learning technology powers the knowledge behind every customer engagement, automates workflows at scale, and delivers actionable cross-channel insights that enable data-driven decisions. From SEO and websites to social media and reputation management, Yext enables brands to turn their digital presence into a differentiator. To learn more about Yext, visit Yext.com or find us on LinkedIn and X.

Forward-Looking Statements

This press release may include statements that may constitute “forward-looking statements,” regarding the closing of the tender offer, Yext's expectations regarding its purchase of Shares in the tender offer, the amount of Shares to be purchased (including the amount of Shares tendered through notice of guaranteed delivery), the purchase price per Share, other terms and conditions of the tender offer, as well as statements containing the words “believe,” “expect,” “will,” “should,” “could,” “estimate,” “anticipate,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of Yext and its subsidiaries to differ materially from the forward-looking statements. The actual success of the planned tender offer is subject to a number of factors, including (1) developments or changes in economic or market conditions, (2) developments or changes in the securities markets, (3) developments or changes in Yext’s business, financial condition or cash flows, and (4) the factors identified under “Risk Factors” in Yext’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, and in other reports filed by Yext with the SEC. Yext undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

Contacts

Investor Relations
ir@yext.com

Public Relations
pr@yext.com